UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

March 13, 2006

THE GAP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7562	94-1697231
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Folsom Street San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(650) 952-4400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Determination of Base Salaries and Cash Bonuses

On March 13, 2006, the Compensation and Management Development Committee of the Board of Directors of Gap Inc. (the “Committee”) determined the annual base salary and cash bonus payable to each executive officer, including awards payable under the Executive Management Incentive Cash Award Plan (the “Executive MICAP”) for performance during the 2005 fiscal year. Exhibit 10.1 attached sets forth a summary of cash bonuses payable, if any, to Donald Fisher and each named executive officer, and annual base salaries for those named executive officers that were changed.

Adoption of Performance Goals for Fiscal 2006 Cash and Performance Unit Awards

On March 13, 2006, the Committee named those executive officers set forth in the tables below as participants eligible to earn cash and performance unit awards based on performance during the 2006 fiscal year, and established performance goals and target award percentages for each participant.

Cash Awards. The aggregate cash award payable to the named participants is based on two separate components: (1) the financial performance of Gap Inc. and/or a division of the Company pursuant to goals established under the Executive MICAP, and (2) a qualitative assessment of achievement of operating objectives for certain of the participants. The base target award percentage (as a percentage of base salary) for cash awards in the aggregate for each named participant is as set forth in the table below. Actual cash awards payable can range from 0 to 250% (up to two times the base target percentage set forth below for each participant) of a participant’s base salary depending upon (1) the extent to which the financial performance of a division and/or Gap Inc. meets, exceeds or is below target, and (2) the qualitative assessment of operating objectives. The table below also sets forth the percentage of the base target award percentage attributable to each of the two bonus components.

The financial component of the aggregate cash award payable was established under the Executive MICAP. The financial performance of a division or Gap Inc., as applicable and as set forth in the table below, will be based on the achievement of the following objective performance goals (each as defined in the Executive MICAP): 70% depends on the Earnings of the division or Gap Inc.; 20% depends on the Economic Profit of the division or Gap Inc.; and 10% depends on the MICAP Free Cash Flow of the division or Gap Inc.; provided that no bonus will be paid under the financial component unless a threshold amount of Earnings of the division or Gap Inc., as the case may be, is achieved.

The operating objective component of the aggregate cash award payable is based on a qualitative assessment by the Chief Executive Officer of the level of achievement of certain operating objectives at year-end and is designed to align achievement of certain strategies across the executive leadership team. However, no bonus will be paid under this component unless a threshold amount of Earnings of Gap Inc. is achieved. The Committee approves all bonus payouts.

Executive Officer	Cash Awards
	Base Target Percentage	Executive MICAP Financial Component	Operating Objective Component
Donald G. Fisher	50%	100% (Gap Inc.)	0
Cynthia Harriss	75%	70% (Gap North America)	30%
Jenny Ming	75%	70% (Old Navy)	30%
Byron Pollitt	75%	70% (Gap Inc.)	30%
Paul Pressler	125%	100% (Gap Inc.)	0
Eva Sage-Gavin	75%	70% (Gap Inc.)	30%
Lauri Shanahan	75%	70% (Gap Inc.)	30%

By way of example, a participant with a base target award percentage of 75% is eligible for a bonus of 0 to 105% (two times 75% times 70%) of base salary under the Executive MICAP financial component and a bonus of 0 to 45% (two times 75% times 30%) of base salary under the operating objective component.

Performance Unit Awards. Awards payable in performance units, issued pursuant to the Company’s 1996 Stock Option and Award Plan, to the named participants under Executive MICAP will be based 100% on the financial performance of Gap Inc. or his or her division of the Company. The base target award percentage (as a percentage of base salary) for performance unit awards for each named participant is as set forth in the table below. The financial performance of a division or Gap Inc., as applicable, will be based on the achievement of the following objective performance goals (each as defined in the Executive MICAP): 70% depends on the Earnings of the division or Gap Inc.; 20% depends on the Economic Profit of the division or Gap Inc.; and 10% depends on the MICAP Free Cash Flow of the division or Gap Inc.; provided that no performance unit award will be paid unless a threshold amount of Earnings of the division or Gap Inc., as the case may be, is achieved.

Actual performance unit awards payable under the Executive MICAP can have a value that ranges from 0 to 100% (up to two times the base target percentage set forth in the table below for each participant) of a participant’s base salary depending upon the extent to which the financial performance of a division or Gap Inc. meets, exceeds or is below target. In determining the number of performance units awarded to each participant, the value of each performance unit will equal the average of the high and low prices at which a share of the Company’s common stock traded on the date of award, rounded down to the nearest whole unit. Each performance unit award will be granted pursuant to a Stock Award Agreement and will be subject to vesting as determined by the Compensation Committee on the date of award.

Executive Officer	Performance Unit Awards
	Base Target Percentage	Gap Inc. or Division
Donald G. Fisher	0	N/A
Cynthia Harriss	30%	Gap North America
Jenny Ming	30%	Old Navy
Byron Pollitt	30%	Gap Inc.
Paul Pressler	50%	Gap Inc.
Eva Sage-Gavin	30%	Gap Inc.
Lauri Shanahan	30%	Gap Inc.

Item 9.01.	Financial Statements and Exhibits

10.1	Summary of Changed Named Executive Officer Compensation Arrangements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GAP, INC. (Registrant)

Date: March 17, 2006	By:	/s/ Byron H. Pollitt, Jr.
Byron H. Pollitt, Jr. Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Summary of Changed Named Executive Officer Compensation Arrangements